Exhibit 10.5

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of February 8th, 2018 (the “Signature Date”), is entered into by and between Nuvo Group USA, Inc., a Delaware corporation (“Company”) and Debra Bass, an individual, with a mailing address of 168 Monroe Avenue, Belle Mead, New Jersey 08502 (“Executive”).

RECITALS:

WHEREAS, Company is the wholly-owned subsidiary of Nuvo Group Ltd., a company formed under the laws of the State of Israel with an address at 11 Menachem Begin Rd., Floor 30, Ramat Gan, Israel 52681 (“Parent”), upon the terms and conditions set forth herein;

WHEREAS, Company desires to employ Executive, and Executive desires to be employed by Company on or about March 12, 2018 (the “Effective Date”), upon the terms and conditions set forth herein; and

WHEREAS, Company and Executive agree that their Advisor Board Agreement, dated as of September 5, 2017, shall automatically terminate concurrent with the Effective Date hereof.

NOW, THEREFORE, in consideration of the mutual premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. Company hereby employs Executive, and Executive agrees to accept such employment, upon the terms and conditions herein set forth.

2. Employment Period. The term of employment hereunder shall commence on the Effective Date and continue until terminated as provided herein (the “Employment Period”). Executive’s employment with Company is “at will” and not for a fixed term and is subject to termination in accordance with this Agreement.

3. Position and Duties. Executive hereby agrees to serve as both the Global Chief Marketing Officer (“CMO”) of Parent and also as the Company’s interim Chief Growth Officer (the “CGO”). Under both positions, Executive shall carry out those duties, services, responsibilities and authority customarily accorded a person holding such positions in a company such as Company, including but not limited to those duties, services and responsibilities described in Exhibit A attached hereto (collectively, the “Executive Duties”). As both CMO and CGO, Executive shall report to both the Chief Executive Officer of Parent (the “Parent CEO”) and the Board of Directors of Parent (the “Board”). Executive shall devote her reasonable best efforts and her full business time and attention to the performance of the Executive Duties to Company in accordance with the terms hereof and as may reasonably be requested by Company. Executive shall not engage in any other business or professional activities, either on a full- time or part-time basis, as an employee, consultant or in any other capacity, whether or not she receives any compensation therefor, without the prior written consent of the Parent CEO which shall not be unreasonably withheld; provided, however, that nothing herein shall prevent Executive from (a) making and managing personal investments consistent with Section 9 of this Agreement and any applicable Company policies, (b) engaging in community and/or charitable activities, including serving as a trustee or board member of charitable organizations, (c) engaging in industry-related activities such as serving on the board or committees of industry organizations, for example but not limited to medical/prenatal, or (d) serving as a board member of up to three (3) med-technology companies, so long as any of such activities, either singly or in the aggregate, do not interfere with the proper performance of the Executive Duties or conflict or compete with Company’s activities as currently conducted or as proposed to be conducted during Executive’s employment. Pursuant to the foregoing, Company hereby grants its consent for Executive to serve on up to three (3) Advisory Boards for businesses which do not directly or indirectly compete with Company’s business. If Executive shall be asked to join one or more boards of director during the Employment Period, Executive shall notify Company thereof in writing, and the parities shall discuss Executive’s participation therewith with Company having final approval. Executive may also participate in women’s leadership affiliations and activities. Subject to Executive’s compliance with the foregoing, Executive shall be permitted to receive and retain compensation for her services/involvement with the Advisory Boards contemplated above.

4. Compensation and Other Terms of Employment.

(a) Base Salary. In consideration of the performance of the Executive Duties, Executive shall be entitled to receive an annual base compensation during the Employment Period at the rate of Two Hundred and Fifty Thousand U.S. Dollars (USD$250,000) per year (the “Base Salary”). During the Employment Period, the Board (or a committee thereof) may, at its sole discretion, additionally increase (but not decrease) the Base Salary. No additional compensation shall be payable to Executive by reason of the number of hours worked or any hours worked on Saturdays, Sundays or holidays, by reason of special responsibilities assumed (whether on behalf of Company or any of its subsidiaries or affiliates), special projects completed, or otherwise. All Base Salary payable hereunder shall be payable in accordance with Company’s regular payroll practices (e.g., timing of payments and standard employee deductions, such as income and employment tax withholdings).

(b) Bonus Compensation. Executive shall be entitled to an annual cash bonus, as determined by the Board, payable to Executive within sixty (60) days of the end of each financial year (the “Annual Bonus”); provided that, Executive has successfully fulfilled the objectives set by the Board. Such objectives shall be comparable to objectives expected of individuals in the same or similar position of Executive in Executive’s industry who are employed by similarly situated organizations (i.e., taking into consideration factors like: the size of the Company, the maturity of its overall business, market penetration, annual revenues and the like). Both the objectives and the degree of compliance with them shall be determined by the Board in consultation with Executive and shared with the Executive at least thirty (30) days prior to the financial year for which such objectives are expected to be fulfilled.

(c) Signing Grant. In consideration for services rendered prior to the Effective Date, including without limitation for serving on Company’s Board of Advisors, subject to Executive’s execution of any and all documents and instruments related to the issuance of stock and grants of equity as may be requested by Company from time to time (e.g., restricted stock agreements in such form and substance as may reasonably be determined by Company), upon the Effective Date, Executive shall receive a fully-vested grant of options to purchase 8,150 Common Shares, with an exercise price of USD$6.427/per share. For the purposes of this Agreement, “Common Shares” means the restricted stock under Parent’s 2015 Share Incentive Plan (or any successor or other equity plan then maintained by Parent), par value NIS 0.01 each.

(d) Equity Grant. Subject to Executive’s execution of any and all documents and instruments related to the issuance of stock and grants of equity as may be requested by Company from time to time (e.g., restricted stock agreements in such form and substance as may reasonably be determined by Company), upon the date which is one (1) year from the Effective Date (the “Equity Grant Date”), Executive shall receive a grant of option to purchase 170,889 Ordinary Shares (which equates to 1.25% of the issued and outstanding ordinary shares of the Company on a fully diluted basis), with an exercise price of USD$6.427/per ordinary share (the “Equity Grant”), which shall vest in equal quarterly installments over the period beginning on the Equity Grant Date and ending forty- eight (48) months thereafter; provided, that, Executive remains continuously employed by Company from the Equity Grant Date through each applicable vesting date. The Equity Grant shall be subject to accelerated vesting upon a Change of Control of Company and such other accelerated vesting as provided in this Agreement or the Plan (and any award agreement evidencing such grant, to the extent such award agreement contains more preferential terms). In the event of Executive’s termination of employment for any reason other than cause, Executive shall retain her right to any vested shares (after taking into account any accelerated vesting) and any portion of the Equity Grant that is not yet vested (after taking into account such accelerated vesting) shall automatically be immediately forfeited to Company, without the payment of any consideration to Executive. In addition, Executive shall be entitled to receive additional equity or equity-based awards, including stock options, as determined by the Board (or the Compensation Committee of the Board) in its sole discretion. For the purposes of this Agreement, “Common Shares” means the restricted stock under Parent’s 2015 Share Incentive Plan (or any successor or other equity plan then maintained by Parent) (the “Plan”), par value NIS 0.01 each.

(e) Performance Based Equity. Upon Company’s achievement of Company milestones set forth in Exhibit B attached hereto (the “Bonus Matrix”), Executive shall be entitled to receive performance based bonuses (each a “Performance Based Bonus”) in the form of fully vested and immediately exercisable options (each an “Option” and together the “Options”), each such Option entitling Executive to purchase one (1) Common Share, at an exercise price equal to the greater of (i) $6.427/per Common Share; or (ii) such higher exercise price per Common Share as may be projected from a Section 409A (as defined below) study at the time of such Option grant; or (iii) the fair market value of such Common Shares, in such amount as set out in the Bonus Matrix beside such milestone. For purposes of this Agreement, “Company Value” shall mean the average price per share paid for Common Shares in an equity investment round in Company immediately prior to the time the Performance Based Bonus is granted. The applicable Company Value on each Option granted to Executive during the term of this Agreement shall be as set forth in the documentation provided to Executive by the Company upon each such grant.

(f) Change of Control. “Change of Control” means the first to occur of any of the following: (i) The sale, transfer, conveyance or other disposition by Company, in one or a series of related transactions, whereby an independent third party(s) becomes the beneficial owner of a majority of the voting securities of Company; (ii) any merger, consolidation or similar transaction involving Company, other than a transaction in which the stockholders of Company immediately prior to the transaction hold immediately thereafter in the same proportion as immediately prior to the transaction not less than 50% of the combined voting power of the then voting securities with respect to the election of the Board of Directors of the resulting entity; or (iii) any sale of all or substantially all of the assets of Company. Notwithstanding the foregoing, none of the following shall, either together or alone, constitute a Change of Control: (A) the subscription for, or issuance of Company or Parent securities (whether or not constituting more than 50% of Company’s or Parent’s issued and outstanding securities (unless such subscription or issuance would result in a Change of Control under clause (i) above)); (B) the issuance or exercise of Board appointment or nomination rights of any kind (whether or not relating to a majority of Board members); (C) preemptive rights to purchase securities of Company or Parent, or the exercise of such rights; (D) the right to consent to Company or Parent corporate actions; or (E) the exercise of warrants or options.

(g) Business Expenses. Upon presentation of vouchers and similar receipts, Executive shall be entitled to receive reimbursement in accordance with the policies and procedures of Company maintained from time to time for all reasonable business expenses actually incurred in the performance of the Executive Duties, and as more fully detailed in the Employee Manual.

(h) Vacation. Executive shall be entitled to six (6) weeks of vacation during each year of the Employment Period.

(i) Benefits. Executive shall be entitled to participate in such employment benefits, including but not limited to a Section 401(k) retirement plan, health, dental, life insurance, and long term disability plans as are established by Company and as in effect from time to time applicable to executives of Company. Company shall provide health and dental insurance plans or, if Company is unable to provide such plans, Company will reimburse Executive for her health and dental insurance costs. Company shall not be required to establish, continue or maintain any other specific benefits or benefit plans other than health and dental insurance and shall have as much time to institute the insurance contemplated under this Section as the Board of Directors deem necessary.

(j) No Additional Compensation. Except as provided in this Section 4 or as determined in the discretion of the Compensation Committee of the Board, Executive shall not be entitled to any other compensation, salary or bonuses for services as an employee of Company.

5. Termination and Consequences.

(a) Executive’s Rights to Terminate. Notwithstanding any other provision of this Agreement to the contrary, Executive may terminate this Agreement at any time, (i) for Good Reason (as defined in Section 5(g) below) by written notice to Company, or (ii) without Good Reason on (A) thirty (30) days’ prior written notice to Company through the first anniversary of the Effective Date; (B) sixty (60) days’ prior written notice following the first anniversary of the Effective Date.

(b) Company’s Right to Terminate. Notwithstanding any other provision of this Agreement to the contrary, Company may terminate this Agreement at any time during the term hereof: (i) with Cause pursuant to Section 5(h) hereof, or (ii) without Cause. If such termination occurs prior to the one (1) year anniversary of the Effective Date hereof, Executive shall be provided with not less than thirty (30) days’ prior written notice of such termination. If such termination occurs following the one (1) year anniversary of the Effective Date hereof, Executive shall be provided with not less than sixty (60) days’ prior written notice of such termination by the Company. Each such notice shall specify the effective date of the termination of Executive’s employment.

(c) Consequences of Termination without Cause or for Good Reason. If company terminates this Agreement or Executive’s employment hereunder without Cause or if Executive terminates this Agreement or her employment hereunder with Good Reason as defined in Section 5(g) hereof, Company shall: (i) pay Executive for all accrued but unpaid Base Salary as of the date of termination; (ii) pay Executive, as severance pay, in equal installment amounts, an amount equal to six (6) months of her Base Salary, payable over a period of six (6) months in accordance with the Company’s standard payroll practices, with such severance payments commencing on the first pay period after the termination of Executive; (iii) pay Executive all accrued but unpaid Bonus Compensation through the date of termination and for a period of six (6) months (giving Executive credit for those milestones and performance goals that Executive successfully completed through the effective termination date) thereafter within thirty (30) days of the termination of her employment; (iv) immediately vest in the number of equity or equity based awards that would have vested during the following six (6) months following the effective date of termination of employment; (v) subject to Executive’s compliance with the expense reimbursement terms hereunder, pay Executive all business expenses incurred by Executive up to and including the date on which employment is terminated; (vi) continue to provide Executive with any earned benefits to which Executive may be entitled as of the date of termination pursuant to the terms of any compensation or benefit plans to the extent permitted by such plans; (vii) subject to Executive’s compliance with the terms hereunder, pay Executive any earned but unpaid annual incentive bonuses for any completed full fiscal year immediately preceding the employment termination date; and (viii) continue to provide to or pay the cost of continuation of Executive’s and her eligible dependents’ health insurance benefits contemplated under Section 4(g) hereof during the six (6) months following the termination date. Should Executive become eligible for health insurance benefits provided by a new employer during the duration of six (6) months following the termination date, then Company’s obligation to pay for or reimburse Executive for health insurance costs will terminate when Executive’s new health insurance benefit begins. Notwithstanding anything to the contrary, no compensation of any kind shall be payable to Executive pursuant to this Section 5(c) unless or until Executive executes and delivers a full and general waiver and release to Company (in favor of Company, its successors, assigns, Board members, officers, employees, affiliates, subsidiaries, parent companies and representatives), in a form and content reasonably acceptable to Company and Executive, such waiver and release to be delivered by Executive within ten (10) days after the termination of her employment (unless applicable law requires a longer time period, in which case this date will be extended to the minimum time required by applicable law).

(d) Consequences of Termination With Cause or Without Good Reason. If Company terminates this Agreement or Executive’s employment hereunder with Cause or Executive terminates this Agreement or her employment hereunder without Good Reason, then (i) Executive’s Base Salary shall be discontinued upon the termination of the Agreement or her employment hereunder, (ii) no Bonus Compensation, accrued or otherwise, shall be payable for the year in which the termination with Cause or without Good Reason occurs, (iii) to the extent permitted by applicable law, Executive shall cease to be entitled to participate in any benefit plans or programs maintained by Company, and (iv) Executive shall forfeit all rights to any unvested Company stock options if terminated by Company for Cause and shall forfeit all rights with respect to any Company unvested restricted stock if terminated by Company for Cause or if terminated by Executive without Good Reason. Executive shall be entitled to receive payment for all accrued Base Salary and benefits earned through and including the date of termination, including, but not limited to all Bonus Compensation earned, but not yet paid, for the year preceding the year in which such termination occurs, payment for all accrued, unused vacation, reimbursement of all business expenses incurred through the date of termination, and all vested benefits to which the employee is entitled. In addition, Executive and her eligible dependents shall be entitled to continue all group health benefits at her or their expense, pursuant to applicable law. No determination of “Cause” by the Company may be made until Executive has been given written notice detailing the specific event constituting such Cause and a period of fifteen (15) days following receipt of such notice to cure such event (if susceptible to cure), and, if such event is not curable or is not cured to the Company’s reasonable satisfaction, an opportunity (with legal counsel if so requested in writing by Executive) to discuss the specific circumstances alleged to give rise to the Cause event. Subject to Executive’s right to cure, if Executive’s employment is terminated for Cause, the termination shall take effect on the effective date of such termination as specified in the written notice of such termination delivered to Executive. If the Company attempts to terminate Executive’s employment with Cause and it is ultimately determined by an arbitrator or a court of competent jurisdiction that the Company lacked Cause, Executive shall be entitled to receive the payments set forth under Paragraph 5(c) in addition to any other relief to which Executive may be entitled.

(e) Consequences of Termination for Death or Disability. In the event of the Executive’s death, Executive’s employment shall automatically cease and terminate as of the date of death. If Executive suffers a Disability (as defined herein), the Company may terminate Executive’s employment upon thirty (30) days written notice to Executive. In the event of the termination of employment due to Executive’s death or Disability, Executive or her estate or legal representatives shall be paid by the Company within thirty (30) days of such event:

(i) payment for all accrued but unpaid Base Salary and Bonus Compensation as of the date of Executive’s termination of employment and for a period of three (3) months thereafter;

(ii) reimbursement for business expenses incurred by the Executive up to and including the date on which employment is terminated;

(iii) any earned benefits to which the Executive may be entitled as of the date of termination pursuant to the terms of any compensation or benefit plans to the extent permitted by such plans; and

(iv) any annual incentive bonuses earned but not yet paid for any completed full fiscal year immediately preceding the employment termination date.

In the case of a Disability, Executive shall also receive any applicable payments and benefits pursuant to any disability plan or policy sponsored or maintained by Company. The unvested Equity Grant shall remain outstanding in accordance with their existing terms and conditions.

(f) Fringe Benefits. In the case of termination under Sections 5(a), (b), (d) or (e) above, inclusive, subject to applicable law, Company shall discontinue any other benefits and perquisites provided under Section 4 above that are not otherwise provided for effective as of the date that Company’s obligation to pay Base Salary terminates.

(g) Definition of Good Reason. “Good Reason” means without Executive’s written consent: (i) a reduction by Company in Executive’s Base Salary or other benefits as in effect from time to time; (ii) Company materially reduces (including as a result of any co-sharing of responsibilities arrangement), other than during any period of illness or incapacity, Executive’s authority, responsibilities, or duties such that Executive no longer has the title of, or serves or functions as CMO of Company or no longer reports directly to the Parent CEO and the Board; (iii) Company fails to maintain any fringe benefits or perquisites in which Executive participates; (iv) Company fails to obtain the written assumption of its obligations under this Agreement by a successor not later than the consummation of a merger, consolidation or sale of Company; or (v) failure by Company to pay Executive in accordance with the terms hereof. A termination by Executive under Sections 5(g)(i), 5(g)(ii), 5(g)(iii), 5(g)(iv) or 5(g)(v) will not be considered a termination for Good Reason unless within thirty (30) days of the last event relied upon by Executive to establish Good Reason or Executive’s knowledge thereof, Executive furnishes Company with a written statement specifying the reason or reasons why she believes she is entitled to terminate her employment for Good Reason and affords Company at least thirty (30) days during which to remedy the cause thereof. Such thirty (30)-day notice period may run concurrently with the thirty (30)-day notice specified in Section 5(a) above. Any such termination by Executive shall not be deemed a breach of the Agreement. If Company timely cures the condition (to the reasonable satisfaction of Executive) giving rise to Good Reason for Executive’s resignation, the notice of termination shall become null and void. If Company does not timely cure (to the reasonable satisfaction of Executive) the condition giving rise to Good Reason, Executive’s termination of employment shall be effective as of the end of such cure period.

(h) Definition of Cause. “Cause” means a good faith finding by Company of: (i) Executive’s conviction of, or entrance of a plea of guilty or nolo contendere to, a felony under federal law or state law; (ii) fraudulent conduct by Executive in connection with the business affairs of Company; (iii) theft, embezzlement, or other criminal misappropriation of funds by Executive (other than good faith expense account disputes or de minimis amounts); (iv) Executive’s willful refusal to materially perform her executive duties hereunder (except where due to Disability or where performance of Executive’s duties is prohibited by law) which failure or refusal is not corrected by Executive within thirty (30) business days following receipt by Executive of written notice from Company of such willful refusal, and the actions required to correct the same, to the satisfaction of the Parent CEO; (v) Executive’s willful misconduct, which has, or would have if generally known, a materially adverse effect on the business or reputation of Company; and/or (vi) Executive’s material breach of a covenant, representation, warranty or obligation of Executive under this Agreement. For purposes of this Paragraph, an act or failure to act shall be considered “willful” only if done or omitted to be done without a good faith reasonable belief that such act or failure to act was in the best interests of Company.

(i) Definition of Disability. “Disability” means Executive’s inability, because of physical or mental illness or injury, substantially to perform her duties hereunder as a result of physical incapacity for a continuous period of at least four (4) continuous months. The existence of a Disability means that Executive cannot perform the essential functions of her position with or without reasonable accommodation. Any dispute as to Executive’s incapacitation shall be resolved by an independent physician selected by the Board and reasonably acceptable to Executive, whose determination shall be final and binding upon both Executive and Company.

6. Termination Obligations. Executive hereby acknowledges and agrees that all Personal Property and equipment furnished to or prepared by Executive in the course of or incident to her employment by Company belongs to Company and shall be promptly returned to Company upon termination of her employment. As used in this Section 6, “Personal Property” includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), and all other proprietary information relating to the business of Company or any affiliate. Following termination, Executive will not retain any written or other tangible material containing any proprietary information or Confidential Information (as defined below) of Company or any affiliate. Upon termination of employment, Executive shall be deemed to have resigned from all offices then held with Company or any affiliate.

7. Records and Confidential Data.

(a) Acknowledgement. Executive acknowledges that in connection with the performance of the Executive Duties during the term of her employment Company will make available to Executive, or Executive will have access to, certain Confidential Information (as defined below) of Company and its affiliates. Executive acknowledges and agrees that any and all Confidential Information learned or obtained by Executive during the course of her employment by Company or otherwise (including, without limitation, information that Executive obtained through or in connection with her relationship with Company prior to the Effective Date) whether developed by Executive alone or in conjunction with others or otherwise, shall be and is the property of Company and its affiliates.

(b) Confidentiality Obligations. During the term of her employment and thereafter Executive shall keep all Confidential Information confidential and will not use such Confidential Information other than in connection with Executive’s discharge of the Executive Duties hereunder, and will be safeguarded by Executive from unauthorized disclosure. This covenant is not intended to, and does not limit in any way Executive’s duties and obligations to Company under statutory and common law not to disclose or make personal use of the Confidential Information or trade secrets.

(c) Return of Confidential Information. Following Executive’s termination of employment, upon receipt of a written request from Company, Executive will return to Company or destroy all written Confidential Information which has been provided to Executive and Executive will destroy all copies of any analyses, compilations, studies or other documents prepared by Executive or for Executive’s use containing or reflecting any Confidential Information. Within ten (10) business days of the receipt of such request by Executive, Executive shall, upon written request of Company, deliver to Company written confirmation certifying that such written Confidential Information has been returned or destroyed in accordance with this Section 7(c).

(d) Definition. For the purposes of this Agreement, “Confidential Information” shall mean all confidential and proprietary information of Company, and its affiliates and any information obtained by Company pursuant to a confidentiality obligation to any third party, including, without limitation, marketing strategies, pricing policies or characteristics, customers and customer information, product or product specifications, designs, software systems, leasing costs, cost of equipment, customer lists, business or business prospects, plans, proposals, codes, marketing studies, research, reports, investigations, or other information of similar character. Notwithstanding the foregoing, Confidential Information shall not in any event include (A) Executive’s personal knowledge and know-how relating to marketing and business techniques which Executive has developed over her career and of which Executive was aware prior to her employment, (B) information which (i) was generally known or generally available to the public prior to its disclosure to Executive; (ii) becomes generally known or generally available to the public subsequent to disclosure to Executive through no wrongful act of any person or (iii) which Executive is required to disclose by applicable law or regulation (provided that Executive provides Company with prior notice of the contemplated disclosure and reasonably cooperates with Company at Company’s expense in seeking a protective order or other appropriate protection of such information), or (C) information about Executive’s own compensation and entitlements. Further, Executive shall be free to use and employ her general skills, know-how and expertise, and to use, disclose and employ any generalized ideas, concepts, know-how, methods, techniques or skills, including those gained or learned during the course of the performance of any services hereunder, so long as she applies such information without disclosure or use of any Confidential Information.

(e) Construction. Any reference to Company in this Section 7 shall include Company and/or its subsidiaries.

8. Assignment of Inventions.

(a) Definition of Inventions. “Inventions” mean discoveries, developments, concepts, ideas, methods, designs, improvements, inventions, formulas, processes, techniques, programs, know-how and data, whether or not patentable or registerable under copyright or similar statutes, except any of the foregoing that (i) is not related to the business of Company or its affiliates, or Company’s (and its affiliates’) actual or demonstrable research or development, (ii) does not involve the use of any equipment, supplies, facility or Confidential Information of Company, (iii) was developed entirely on Executive’s own time, and (iv) does not result from any work performed by Executive for Company.

(b) Assignment. Executive agrees to and hereby does assign to Company, without further consideration, all of her right, title and interest in any and all Inventions she may make during the term hereof.

(c) Duty to Disclose and Assist. Executive agrees to promptly disclose in writing all Inventions to Company, and to provide all assistance reasonably requested by Company in the preservation of Company’s interests in the Inventions including obtaining patents in any country throughout the world. Such services will be without additional compensation if Executive is then employed by Company and for reasonable compensation and subject to her reasonable availability if she is not. If Company cannot, after reasonable effort, secure Executive’s signature on any document or documents needed to apply for or prosecute any patent, copyright, or other right or protection relating to an Invention, whether because of her physical or mental incapacity or for any other reason whatsoever, Executive hereby irrevocably designates and appoints Company and its duly authorized officers and agents as her agent and attorney-in-fact, to act for and on her behalf and in her name and stead for the purpose of executing and filing any such application or applications and taking all other lawfully permitted actions to further the prosecution and issuance of patents, copyrights, or similar protections thereon, with the same legal force and effect as if executed by him.

(d) Ownership of Copyrights. Executive agrees that any work prepared for Company which is eligible for United States copyright protection or protection under the Universal Copyright Convention or other such laws or protections including, but not limited to, the Berne Copyright Convention and/or the Buenos Aires Copyright Convention shall be a work made for hire and ownership of all copyrights (including all renewals and extensions) therein shall vest in Company. If any such work is deemed not to be a work made for hire for any reason, Executive hereby grants, transfers and assigns all right, title and interest in such work and all copyrights in such work and all renewals and extensions thereof to Company, and agrees to provide all assistance reasonably requested by Company in the establishment, preservation and enforcement of Company’s copyright in such work, such assistance to be provided at Company’s expense but without any additional compensation to Executive. Executive hereby agrees to and does hereby waive the enforcement of all moral rights with respect to the work developed or produced hereunder, including without limitation any and all rights of identification of authorship and any and all rights of approval, restriction or limitation on use or subsequent modifications.

(e) Litigation. Executive agrees to render assistance and cooperation to Company at its request regarding any matter, dispute or controversy with which Company may become involved and of which Executive has or may have reason to have knowledge, information or expertise. Such services will be without additional compensation if Executive is then employed by Company and for reasonable compensation and subject to her reasonable availability if she is not.

(f) Construction. Any reference to Company in this Section 8 shall include Parent, Company and/or its subsidiaries.

9. Additional Covenants.

(a) Non-Interference with Customer Accounts. Executive covenants and agrees that: (i) during her employment, except as may be required by Executive’s employment by Company, (ii) for a period of one (1) year following the termination of her employment by Company for Cause or by Executive without Good Reason and (iii) for a period of one (1) year following the termination of her employment by Company without Cause or by Executive for Good Reason, Executive shall not directly or indirectly, personally or on behalf of any other person, business, corporation, or entity, contact or do business with any customer, licensee, licensor, consultant or other vendor of Company with respect to any product, business, activity or service which is directly competitive with any product, business, activity or service of Company in which Company is engaged during the term of Executive’s employment (a “Company Activity”).

(b) Non-Competition. Subject to matters and activities approved by the Board in writing, Executive covenants and agrees that (i) during her employment, and (ii) for a period of one (1) year following the termination of her employment by Company for Cause or by Executive without Good Reason, or (iii) for a period of six (6) months following the termination of her employment by Company without Cause or by Executive for Good Reason, Executive shall not own a majority interest in, operate, control, or serve as an executive of any corporation, partnership, proprietorship, firm, association, or other entity that primarily engages in any Company Activity in which Company is engaged at the time of termination, and/or was engaged during the one (1) year period prior thereto. This Covenant (as defined below) applies to Company Activities in any territory or jurisdiction in which Company is doing business or is making an active effort to do business at the time of termination, and/or was engaged during the one (1) year period prior thereto. This Covenant does not prohibit the ownership of less than one percent (1%) of the outstanding stock of any public corporation, as long as Executive is not otherwise in violation of this Covenant.

(c) No Diversion. During the term of her employment with Company and for a period of one (1) year following the termination thereof, Executive covenants and agrees that Executive shall not divert or attempt to divert any actual or potential business opportunities of Company (e.g., joint ventures, other business combinations, investment opportunities, potential investors in Company, and other similar opportunities) which Executive became aware of as the result of her employment with Company.

(d) Non-Disparagement. Executive shall not at any time (whether during or after the termination of her employment) make any statement or disclosure or otherwise cause or permit to be stated or disclosed any information which is designed or intended to have a negative impact or adverse effect on Company or its business. Notwithstanding the foregoing, nothing contained in this Agreement or in this Section 9(d) in particular prohibits Executive or is intended to prohibit Executive from providing truthful information about her employment or Company to any governmental entity, regulatory agency, judicial or dispute resolution forum, or to interfere with or prevent Executive from commencing, defending or participating fully in a judicial proceeding or dispute resolution process. This Section 9(d) may be raised by Executive as a complete bar to any claim of Cause hereunder or any proceeding brought under Section 9(f) to the extent the claim of Cause or the proceeding concerns a statement or disclosure permissible under this Section 9(d). Company shall not, directly or indirectly, at any time (whether during or after the termination of Executive’s employment) make any statement or disclosure or otherwise cause or permit to be stated or disclosed any information which is designed or intended to have a negative impact or adverse effect on Executive.

(e) Non-Recruitment. Executive agrees that Company has invested substantial time and effort in assembling its present workforce. Accordingly, Executive covenants and agrees that during her employment and for a period of two (2) years following the termination of the Employment Period, Executive shall not hire away, nor directly or indirectly entice or solicit or seek to induce or influence any of Company’s executives to leave their employment.

(f) Remedies. Executive acknowledges that should she violate any of the covenants contained in Sections 7, 8 and 9(a), (b), (c), and (d) above (collectively, the “Covenants”), it will be difficult to determine the resulting damages to Company and, in addition to any other remedies it may have, Company shall be entitled to seek temporary injunctive relief without being required to post a bond and permanent injunctive relief. Executive shall be liable to pay all costs including reasonable attorneys’ fees which Company may incur in enforcing or defending, to any extent, the Covenants, whether or not litigation is actually commenced and including litigation of any appeal taken or defended by Company, where Company succeeds in enforcing any part of the Covenants, and Company shall be liable to pay all costs including reasonable attorneys’ fees which Executive may incur in defending, to any extent, any claim that she has violated or intends to violate any of the Covenants, whether or not litigation is actually commenced and including litigation of any appeal taken or defended by Executive, where Company does not succeed in enforcing the Covenants. Company may elect to seek one or more of these remedies at its sole discretion on a case by case basis. Failure to seek any or all remedies in one case does not restrict Company from seeking any remedies in another situation. Such action by Company shall not constitute a waiver of any of its rights.

(g) Severability and Modification of Any Unenforceable Covenant. It is the parties’ intent that each of the Covenants be read and interpreted with every reasonable inference given to its enforceability. However, it is also the parties’ intent that if any term, provision or condition of the Covenants is held to be invalid, void or unenforceable, the remainder of the provisions thereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Finally, it is also the parties’ intent that if it is determined that any of the Covenants are unenforceable for any reason, such Covenant shall be modified so as to make it reasonable and enforceable under the prevailing circumstances.

(h) Tolling. In the event a court of competent jurisdiction determines that Executive breached any Covenant, the running of the period of the restriction shall be automatically tolled and suspended for the amount of time that the breach continues, and shall automatically recommence when the breach is remedied so that Company shall receive the benefit of Executive’s compliance with the Covenants. This Section shall not apply to any period for which Company is awarded and receives actual monetary damages for breach by Executive of a Covenant with respect to which this Section applies.

(i) Construction. Any reference to Company in this Section 9 shall include Company and/or its subsidiaries.

10. No Assignment.

This Agreement and the rights and duties hereunder are personal to Executive and shall not be assigned, delegated, transferred, pledged or sold by Executive without the prior written consent of Company. Executive hereby acknowledges and agrees that Company may assign, delegate, transfer, pledge or sell this Agreement and the rights and duties hereunder (a) to an affiliate of Company or (b) to any third party in connection with (i) the sale of all or substantially all of the assets of Company or (ii) an equity purchase, merger, or consolidation involving Company. This Agreement shall inure to the benefit of and be enforceable by the parties hereto, and their respective heirs, personal representatives, successors and assigns.

11. Miscellaneous Provisions.

(a) Intentionally Omitted.

(b) Payment of Taxes. Any payments otherwise due under this Agreement to Executive, including, but not limited to, the Base Salary and any Bonus Compensation shall be reduced by any required withholding for federal, state and/or local taxes and other payroll deduction elections.

(c) Notices. All notices, offers or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given or made (i) if delivered personally or (ii) after the expiration of five days from the date upon which such notice was mailed from within the United States by certified mail, return receipt requested, postage prepaid, (iii) upon receipt by prepaid telegram or facsimile transmission (with written confirmation of receipt) or (iv) after the expiration of the second business day following deposit with documented overnight delivery service. All notices given or made pursuant hereto shall be so given or made to the addresses set forth above, or any other address which shall be provided by due notice.

(d) Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be severed and enforced to the extent possible or modified in such a way as to make it enforceable, and the invalidity, illegality or unenforceability thereof shall not affect the validity, legality or enforceability of the remaining provisions of this Agreement.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to contracts executed in and to be performed entirely within that state, except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters, the law of the jurisdiction under which the respective entity derives its powers shall govern. The parties irrevocably agree that all actions to enforce an arbitrator’s decision pursuant to Section 11(m) of this Agreement shall be instituted and litigated only in federal, state or local courts sitting in Newark, New Jersey and each of such parties hereby consents to the exclusive jurisdiction and venue of such court and waives any objection based on forum non conveniens.

(f) WAIVER OF JURY TRIAL. THE PARTIES HEREBY WAIVE, RELEASE AND RELINQUISH ANY AND ALL RIGHTS THEY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTIONS TO ENFORCE AN ARBITRATOR’S DECISION PURSUANT TO SECTION 11(l) OF THIS AGREEMENT.

(g) Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(h) Entire Understanding. This Agreement, all Exhibits and Recitals hereto which are incorporated herein by this reference, together with the other agreements and documents being executed and delivered concurrently herewith by Executive, Company and certain of its affiliates, constitute the entire understanding among all of the parties hereto and supersedes any prior understandings and agreements, written or oral, among them respecting the subject matter within.

(i) Pronouns and Headings. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof wherever the context and facts require such construction. The headings, titles and subtitles herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.

(j) Amendments. Except as set forth in Sections 9(g) and 11(d) above, this Agreement shall not be changed or amended unless in writing and signed by both Executive and Company.

(k) Executive’s Representations. Executive hereby represents and warrants to Company that (i) the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, breach, violate or cause default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which she is bound, (ii) Executive is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity that restricts Executive from serving in the position and/or performing the Executive Duties set forth herein and (iii) upon the execution and delivery of this Agreement by Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive further represents and warrants to Company that Executive has never (i) filed for personal bankruptcy; (ii) been the subject of an SEC disciplinary matter or been sanctioned by the SEC; (iii) been convicted or plead no contest to any crime (other than minor traffic violations); or (iv) been held liable in a court of law for acts of dishonesty in a business context.

(l) Executive’s Acknowledgement. Executive acknowledges (i) that she has consulted with or has had the opportunity to consult with independent counsel of her own choice concerning this Agreement and has been advised to do so by Company, and (ii) that she has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on her own judgment. Executive shall be reimbursed by Company for the reasonable expense of review of this Agreement by such counsel, within thirty (30) days receipt of written request by Executive therefor up to the sum of US$1,000.00.

(m) Arbitration. Except as provided in Section 11(e) hereof, in the event that there shall be a dispute among the parties arising out of or relating to this Agreement, or the breach thereof, the parties agree that such dispute shall be resolved by final and binding arbitration in New York, New York, administered by the American Arbitration Association (the “AAA”), in accordance with AAA’s Commercial Arbitration Rules, to which shall be added the provisions of the Federal Rules of Civil Procedure relating to the Production of Evidence, and the parties agree that the arbitrators may impose sanctions in their discretion to enforce compliance with discovery and other obligations. Such arbitration shall be presided over by a single arbitrator. If Executive, on the one hand, and Company, on the other hand, do not agree on the arbitrator within fifteen (15) days after a party requests arbitration, the arbitrator shall be selected by Company and Executive from a list of five (5) potential arbitrators provided by AAA. Such list shall be provided within ten (10) days of the request of any party for arbitration. The party requesting arbitration shall delete one name from the list. The other party shall delete one name from the list. This process shall then be repeated in the same order, and the last remaining person on the list shall be the arbitrator. This selection process shall take place within the two (2) business days following both parties’ receipt of the list of five (5) potential arbitrators. Hearings in the arbitration proceedings shall commence within twenty (20) days of the selection of the arbitrator or as soon thereafter as the arbitrator is available. The arbitrator shall deliver her or her opinion within twenty (20) days after the completion of the arbitration hearings. The arbitrator’s decision shall be final and binding upon the parties, and may be entered and enforced in any court of competent jurisdiction by either of the parties. The arbitrator shall have the power to grant temporary, preliminary and permanent relief, including without limitation, injunctive relief and specific performance. Unless otherwise ordered by the arbitrator pursuant to this Agreement, the arbitrator’s fees and expenses shall be shared equally by the parties.

(n) Attorney’s Fees. If any arbitration is brought under Section 11(m), the arbitrator may award the successful or prevailing party reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled. If any other proceeding is brought by one party against the other in connection with or relating in any manner to this Agreement, or to enforce an arbitration award, the successful or prevailing party (as determined by an independent third party, e.g. a judge) shall be entitled to recover its reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

(o) Special Payment Provision. Notwithstanding any provision in the Agreement to the contrary:

(i) This Agreement is intended to comply with the requirements of Section 409A of the Code (“Section 409A”) and regulations promulgated thereunder such that no payment provided hereunder shall be subject to an “additional tax” within the meaning of Section 409A. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments due under this Agreement shall not be subject to any additional tax. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of payment. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

(ii) If payment or provision of any amount or other benefit that is a “deferral of compensation” subject to section 409A of the Code at the time otherwise specified in this Agreement or elsewhere would subject such amount of benefit to additional tax pursuant to section 409A(a)(1)(B) of the Code, and if payment or provision thereof at a later date would avoid any such additional tax, then the payment or provision thereof shall be postponed to the earliest date on which such amount or benefit can be paid or provided without incurring such additional tax. In the event this Section 11(o)(ii) requires a deferral of any payment, such payment shall be accumulated and paid in a single lump sum on such earliest date together with interest for the period of delay, compounded annually, equal to the prime rate (as published in The Wall Street Journal), and in effect as of the date of the payment should otherwise have been provided.

(iii) If any payment or benefit permitted or required under this Agreement is reasonably determined by either party to be subject for any reason to a material risk of additional tax pursuant to section 409A(a)(1)(B) of the Code, then the parties shall promptly agree in good faith on appropriate provisions to avoid such risk without materially changing the economic value of this Agreement to either party.

(p) Indemnification. Company shall indemnify, defend and hold Executive harmless, to the maximum extent permitted by law, against all judgments, fines, amounts paid in settlement and all reasonable expenses, including attorneys’ fees incurred by Executive, in connection with the defense of, or as a result of, any action or proceeding (or any appeal from any action or proceeding) in which Executive is made or is threatened to be made a party by reason of the fact that Executive is or was an officer or director of Company, regardless of whether such action or proceeding is one brought by or in the right of Company. Each of the parties hereto shall give prompt notice to the other of any action or proceeding from which Company is obligated to indemnify, defend and hold harmless Executive of which it or she (as the case may be) gains knowledge. Company agrees that Executive shall be covered and insured up to the full limits provided by all directors’ and officers’ insurance which Company then maintains to indemnify its directors and officers (and to indemnify Company for any obligations which it incurs as a result of its undertaking to indemnify its officers and directors), subject to applicable deductibles and to the terms and conditions of such policies.

(q) Survival. Sections 6, 7, 8 and 9 (as well as any provisions of this Agreement necessary to give effect thereto) shall survive the termination of this Agreement.

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IN WITNESS WHEREOF, this Agreement has been executed as of the Signature Date.

COMPANY:			EXECUTIVE:

NUVO GROUP USA, INC.

By:	/s/ Oren Oz		By:	/s/ Debra Bass
Name:	Oren Oz		Name:	Debra Bass
Title:	Authorized Signatory	2/8/2018	Title:	In her individual capacity	2/9/2018

EXHIBIT A

Executive’s Duties

Executive shall join Parent’s global leadership team as its Global Chief Marketing Officer, and also as the Company’s interim Chief Growth Officer, and provide operational support and overview of Company, and reports to the Parent CEO. Executive’s core duties and responsibilities shall include:

Building the Business:

●	Define and build the Nuvo global masterbrand and collaborate on the development of the Company’s product solutions to introduce a new Pregnancy Management Platform, create differentiation vs. existing/emerging competitive set, and to drive brand preference/demand generation among key stakeholder audiences.

●	In partnership with CEO/Management Team, shape the Nuvo growth road-map, business/revenue models, and solutions pipeline to deliver company’s long term growth plan/potential.

●	Drive development and delivery of annual commercial/marketing plans (global blueprint and US activation) to achieve annual sales, share, and profit targets.

●	Shape and deliver US lead market commercial success hitting agreed success milestones.

●	Establish US Company operations, including securing US headquarter location(s), filling critical roles to drive commercial success, and establishing key external partnerships.

●	In partnership with CEO/Management Team, drive revenue goals, strategies and steps.

Building the Organization:

●	Design, build, and staff a global marketing organization to create brand assets, achieve growth ambition (long/short term), and build marketing talent pool/critical capabilities to drive success of the Nuvo organization.

●	In partnership with CEO/HR VP, shape and build Nuvo company culture and employee engagement strategy.

EXHIBIT B

Growth Performance Based Equity

Company Pre-Money Value Ranges*		Option** Granted	Accumulative; Aggregation	Exercise Price
Min	Max
150,000,000	175,000,000	8,500	8,500	As noted below in Point #5
250,000,000	275,000,000	10,000	18,500
450,000,000	500,000,000	15,000	33,500
725,000,000	750,000,000	20,000	53,500
900,000,000	1,000,000,000	25,000	78,500

*	To be calculated in US dollars

**	Option for ordinary shares of the Company

Growth Performance Terms/Mechanism:

1. Whereupon the Company’s pre-money valuation reaches any of the min/max ranges set forth above, Executive will be entitled to receive a grant of the corresponding options designated for such range.

2. Each option grant will vest over the following 4 consecutive quarters: March 31st, June 30th, September 30th, and December 31st. The first such vesting date to occur on the first quarter following the grant. The grant shall only continue to vest so long as Executive remains an employee of the Company.

3. In the event one of the min/max ranges is not achieved but a subsequent range is, Executive will receive a catch-up grant of options equal to the corresponding accumulative aggregation options designated for such range. By way of example, if the Company misses the $250,000,000 - $275,000,000 range (and as a result, Executive is not given an option grant of 10,000 ordinary shares), but achieves the $450,000,000 - $500,000,000 range, Executive will receive a grant of options equal to such number that ensures Executive will have been granted options for 33,500 ordinary shares.

4. The only valid occurrences (each, a “Valuation Event”) upon which a binding valuation for the Company shall be set for purposes of this Exhibit B are: (i) an equity fundraising transaction, (ii) the sale (stock or asset) or merger of the Company in an arm’s length transaction to an unrelated third party purchaser, or (iii) a liquidation event.

5. The exercise price of each grant shall be set based upon the applicable valuation associated with the corresponding Valuation Event, but in no event less than USD$6.427.

6. Under no circumstances shall Executive be entitled to receive an option (s) for the purchase of more than 78,500 ordinary shares of the Company pursuant to this Growth Performance Award.

7. Executive will be solely responsible for all taxes associated with the granting and/or exercising of any option pursuant to this Exhibit B.

8. Except as otherwise provided hereunder to the contrary, any option granted to Executive pursuant to this Exhibit B shall be subject to the terms applicable to the Parent’s 2015 Share Incentive Plan referenced hereunder.